Exhibit 10.1

AMENDMENT AND TERMINATION AGREEMENT

- dated and effective as of January 14, 2021 -

R E C I T A L S

ProPhase Labs, Inc. and Predictive Laboratories, Inc. entered into an Amended and Restated Promissory Note and Security Agreement dated September 25, 2020 (the “Note Agreement”) and a Consulting Agreement dated September 25, 2020 (the “Consulting Agreement”).

All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the respective agreements.

AMENDMENT OF THE NOTE AGREEMENT

Holder has requested additional funding of One Million Dollars ($1,000,000) from Holder (“Additional Funding”), and Holder has agreed to provide such Additional Funding. Accordingly, the parties hereto hereby agree that the Note Agreement is amended as follows:

1.	The parties acknowledge that Debtor has earned Two Hundred and Fifty Thousand Dollars ($250,000.00 USD) as set forth in paragraph 1(a) of Schedule A to the Consulting Agreement, which amount shall be applied against and reduce the Initial Principal Amount under the Note Agreement (the “Credit”).

(a)	Subject only to the mutual execution and delivery of this Amendment Agreement and remittance by Holder of the aforesaid Additional Funding, the Initial Principal Amount due under the Note Agreement as of the date hereof is hereby increased from Three Million Dollars ($3,000,000.00) to Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (which amount shall be increased by accrued interest thereon as set forth in clause 1(b) below), by reason of:

i.	application of the Credit, and

ii.	funding of an additional One Million Dollars ($1,000,000) by Holder

(b)	The Initial Principal Amount due and payable as of January 13, 2021, is further increased, by adding to the aforesaid Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) amount, all accrued and unpaid interest arising under the Note Agreement through and including January 13, 2021.

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2.	Paragraph (a) of the Note Agreement under the section heading REPAYMENT AND PREPAYMENT is hereby deleted in its entirety and replaced with the following provisions:

(a)	Payments.

i.	The Borrower is selling and processing its Assurance VR Covid-19 viral test by RT-PCR (together with any and all other viral and other types of tests sold or processed by Debtor, a “Test”). Until the Note is paid in full, for each Test sold or processed from and after January 13, 2021, and for which payment of at least Eighty-Five Dollars ($85.00 USD) for the Test is received by Debtor, Debtor will pay Holder the sum of Ten Dollars ($10.00 USD) (the “Test Fee”). Holder will not circumvent the payment of Test Fees by directing any Tests or payments for Tests to any affiliate of Holder or to any other person or entity.

ii.	If less than Eighty Five Dollars ($85.00 USD) per test is paid with respect to such Tests, the Test Fee shall be adjusted downwards proportionately, to a minimum Test Fee of Fifty Cents ($0.50 USD) per test for which payment of Forty Five Dollars ($45.00 USD) for the Test is received by Debtor. By way of example only, if the amount paid to Debtor for selling or processing a Test is $70.00, then the Test Fee shall be $6.44. Attached hereto as Schedule A is an illustrative chart showing the applicable Test Fee.

iii.	The total payments made pursuant to section (a)(i) and (a) (ii) shall not exceed the aggregate amounts due under the Note and shall be applied first to Interest and other amounts due under the Note and then to the then-current outstanding Principal Amount.

iv.	Test Fees will be due and payable on the tenth (10th) business day after the end of each month in which payment for Tests was received. Commencing in February, 2021, and until the Note is paid in full, on the tenth (10th) business day after the end of each month until the Note is paid in full (each, a “Payment Date”), Debtor shall deliver to Holder a detailed accounting statement setting forth the number of Tests sold or processed during the preceding month and the amount(s) of revenues received by Debtor in connection with selling or processing Tests. Accordingly, the first payment and the first accounting statement shall be due in March, 2021 in respect of Test Fees for the month of February, 2021.

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v.	On each Payment Date commencing on or after September 1, 2021, in addition to payments of Test Fees described above, Debtor shall also make payments in an amount equal to the greater of (x) the Test Fee, or (y) 1/36th of the then outstanding Principal Amount together with interest thereon and interest accruing on the Note, in accordance with the Note.

vi.	Accordingly, commencing on September 1, 2021, the minimum number of monthly payments due and payable from Debtor shall be equal to the amount required to amortize fully the outstanding Principal Amount of the Loan, together with interest and any fees owed by Debtor over a period of thirty six (36) months with level monthly payments.

3.	The Note Agreement shall remain in full force and effect and shall remain unaltered, except to the extent specifically amended or modified herein.

TERMINATION OF CONSULTING AGREEMENT.

The parties hereby agree that the Consulting Agreement is hereby terminated and that all obligations, responsibilities, and liabilities of the parties arising pursuant to the Consulting Agreement are deemed to have been satisfied and fully performed and are terminated, released and discharged in their entirety, notwithstanding any provision in the Consulting Agreement to the contrary.

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This AMENDMENT AND TERMINATION AGREEMENT is dated and effective as of January 13, 2021 and may be signed in several counterparts, through the use of multiple signature pages appended to each original, and all such counterparts shall constitute one and the same instrument. Any counterpart to which is attached the signatures of all parties shall constitute an original of this Amendment and Termination Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment and Termination Agreement to be executed on their behalf as of January 13, 2021.

PREDICTIVE LABORATORIES, INC.		PROPHASE LABS, INC

By	/s/ Bradley C. Robinson	By	/s/ Ted Karkus
Name:	Bradley C. Robinson	Name:	Ted Karkus
Title:	Chief Executive Officer	Title:	Chief Executive Officer

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